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                                                                 Exhibit (a)(6)

                           Offer to Purchase for Cash

                       22,250,327 Shares of Common Stock
                                       of

                                 MedQuist Inc.

                                       at
                              $51.00 Net Per Share
                                       by

                      Koninklijke Philips Electronics N.V.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 28, 2000 UNLESS THE OFFER IS EXTENDED.

                                                                    June 1, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated June 1, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Purchaser"), to purchase 22,250,327 shares of common stock, no par value (the "Shares"), of MedQuist Inc., a New Jersey corporation ("MedQuist"), at $51.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares (the "Certificates") are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3-- "Procedures for Tendering Shares" of the Offer to Purchase.

   We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Please note the following:

     1. The Share Price is $51.00 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) at least 22,250,327 Shares, (ii) the termination or expiration of the waiting period under the HSR Act (as defined in the Offer to Purchase) and (iii) certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 13--"Certain Conditions of the Offer" of the Offer to Purchase.

     3. The Offer is being made for 22,250,327 Shares.

     4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to the American Stock Transfer & Trust Company, as depositary (the "Depositary"), will

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  not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, June 28, 2000, unless the Offer is extended.

     6. At a meeting held on May 21, 2000, the board of directors of MedQuist unanimously determined that the terms of the Offer are fair to, and in the best interests of, the shareholders of MedQuist, and approved the Tender Offer Agreement and the other agreements described in the Offer to Purchase. The board of directors recommends that MedQuist's shareholders accept the Offer and tender their Shares in the Offer.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when or Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all Holders. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co. or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                       22,250,327 SHARES OF COMMON STOCK
                                       OF

                                 MedQuist Inc.

   The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated June 1, 2000, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer") in connection with the offer by Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands (the "Purchaser"), to purchase 22,250,327 shares of common stock, no par value (the "Shares"), of MedQuist Inc., a New Jersey corporation, at a purchase price of $51.00 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares to be Tendered*: ___________________________________________


Date: __________________________________________________________________________

                                   SIGN HERE

Signature(s): __________________________________________________________________

Print Name(s): _________________________________________________________________

Print Address(es): _____________________________________________________________

Area Code and Telephone Number(s): _____________________________________________

Taxpayer Identification or Social Security Number(s): __________________________
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* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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